Exhibit 99.1

Flexsteel Announces Manufacturing Consolidation

DUBUQUE, Iowa--(BUSINESS WIRE)--Flexsteel Industries, Inc. has announced the closure of its New Paris, Indiana recreational vehicle seating manufacturing facility and the end of manufacturing operations at its Lancaster, Pennsylvania facility. The Company expects manufacturing at both locations to cease November 9, 2008. The Company intends to continue its warehousing and shipping operations in Lancaster.

According to Ronald J. Klosterman, Flexsteel’s President and Chief Executive Officer, “The closure of these manufacturing facilities will more closely match our manufacturing capacity with our expected demand for residential and recreational vehicle seating products. Operations at our New Paris facility have been greatly impacted by the continued poor conditions in the recreational vehicle industry, especially for motor homes and travel trailers, which are the primary products manufactured at that facility. The demand for residential furniture products has continued to decline with the depressed housing market, the sub prime mortgage default driven credit crisis and higher fuel costs.” Mr. Klosterman added, “Flexsteel began operations in Lancaster in 1955 and in New Paris in 1982. We appreciate the long-term relationships with our skilled and dedicated employees at these locations and are saddened to bring these operations to a close. We wish all of our affected employees much success in the future.”

Products currently manufactured in the New Paris facility will be transitioned to Dubuque, Iowa, and the current Lancaster production will be transitioned to another Flexsteel manufacturing facility in order to meet customer shipment requirements.

Approximately 250 employees will be affected by this consolidation of manufacturing operations over the next two to three months. The Company estimates the manufacturing consolidation and transition will be completed by December 31, 2008 and anticipates pre-tax restructuring and impairment charges in the first half of fiscal year 2009 to be in the range of $2 million to $2.5 million. Once the transition period is over, the Company expects annual pre-tax savings of $3.5 million to $4 million from the manufacturing consolidation.

About Flexsteel

Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made in this press release. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, foreign currency valuations, actions by governments including taxes and tariffs, the amount of sales generated and the profit margins thereon, competition (both foreign and domestic), changes in interest rates, credit exposure with customers and general economic conditions. Any forward-looking statement speaks only as of the date of this press release. We specifically decline to undertake any obligation to publicly revise any forward-looking statements that have been made to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer